ATTENTION:

THIS PERFORMANCE UNIT AWARD SHALL NOT BECOME EFFECTIVE
UNLESS AND UNTIL IT IS "ACCEPTED" BY THE EMPLOYEE
IN THE MANNER DESCRIBED IN SECTION 1(b) BELOW.

PERFORMANCE UNIT AWARD AGREEMENT

This PERFORMANCE UNIT AWARD Agreement (this "Agreement") is made as of the Grant Date (defined below), by and between Alpharma Inc., a Delaware (USA) corporation with an address at One Executive Drive, Fort Lee, New Jersey 07024 (the "Company"), and the Employee (defined below), pursuant and subject to the Company's 2003 Omnibus Incentive Compensation Plan (the "Plan"), on the following terms and conditions:

DEFINITIONS: The following terms shall have the following meanings when used in this Agreement.
"Employee":
"Grant Date":
"Number of Performance Units":
"Performance Period Commencement Date":
"Performance Period End Date":

1. Grant and Acceptance of Performance Unit Award.

(a) The Company hereby grants to the Employee, subject to the forfeiture risks and other terms and conditions set forth herein and in the Plan, the "Performance Unit Award", which shall consist of performance units in the amount of that Number of Performance Units (defined above) (the "Performance Units").

(b) The Performance Unit Award shall not be considered granted unless and until the Employee accepts the terms of this Agreement through the E*Trade system by clicking the button marked "ACCEPT" and completing each action required by the subsequent electronic prompts. By so accepting the Performance Unit Award, the Employee is memorializing that he or she has accepted the Performance Unit Award as of the Grant Date. If the Company has no record of the Employee's acceptance of the terms of this Agreement, or any other document required by the Company in connection with the Performance Unit Award, the Performance Unit Award shall be ineffective and the Employee shall have no rights in the Performance Unit Award.

2. Performance Period. The Performance Period commences as of the start of business on the Performance Period Commencement Date (defined above) and ends as of the close of business on the Performance Period End Date (defined above).

3. Value of Performance Units. Each Performance Unit shall have a potential value between zero and $200 (in United States currency), as determined at the close of business on the Performance Period End Date pursuant to Section 4 of this Agreement.

4. Achievement of Performance Measure.

(a) Performance Measure. The value of the Performance Units granted under this Agreement shall be based on the Company's total shareholder return as set forth below ("Total Shareholder Return" or "TSR") during the Performance Period as compared to the TSR during the Performance Period of those companies (i) which are included in the Dow Jones U.S. Pharmaceuticals Index as of the close of business on the Performance Period End Date, (ii) which are characterized as either "small cap" or "mid cap" by Dow Jones, and (iii) the stocks of which have been listed and traded on a nationally-recognized, public exchange (e.g., NYSE, NASDAQ, AMEX, etc.) without material interruption throughout the Performance Period (the "Peer Group"). The value of each Performance Unit will be based on the percentile rank of the Company's TSR during the Performance Period as compared to the TSR of the companies that comprise the Peer Group during the Performance Period, as set forth below:

TSR Performance Relative to Companies in peer Group	Unit Value

90th percentile or above	US$200
75th percentile	US$150
60th percentile	US$100
50th percentile	US$50
Below 50th percentile	US$0

Note: If the Company's TSR is between two of the percentiles set forth above, the value of the Performance Units shall also be between the two corresponding Performance Unit values, as determined in the sole discretion of the Committee (defined in the Plan).

(b) Total Shareholder Return. For purposes of this Agreement, TSR shall be determined as follows:

TSR =	Change in Stock Price + Dividends Beginning Stock Price

The Company's determination of the TSR and those of the Peer Group shall be final and binding on the Employee and any other person.

(c) Definitions.

(i) "Change in Stock Price" shall mean the Ending Stock Price minus the Beginning Stock Price.

(ii) "Ending Stock Price" shall mean the average closing price on the applicable stock exchange of one share of the Company's Class A Common Stock or Peer Group company's comparable stock (the "Common Stock") for the thirty (30) trading days immediately prior to (and including) the Performance Period End Date.

(iii) "Beginning Stock Price" shall mean the average closing price on the applicable stock exchange of one share of Common Stock for the thirty (30) trading days immediately prior to (and including) the Performance Period Commencement Date.

(iv) "Dividends" shall mean the total of all cash dividends paid on one share of Common Stock during the Performance Period, provided that dividends shall be treated as though they are reinvested at the end of each calendar quarter of the Performance Period.

(d) Percentile Rank. Following the determination of the TSR for the Company and each of the companies in the Peer Group, the Company's percentile rank shall be determined by listing the Company and the companies in the Peer Group in order from the company with the highest TSR to the company with the lowest TSR during the Performance Period and counting up from the company with the lowest TSR. The Company's determination of the percentile rank and those of the Peer Group shall be final and binding on the Employee and any other person.

(e) Other Considerations. Payment of the Performance Unit Award shall be subject to the Company's achievement of the free cash flow minimum set forth in Section 7(b) below, as described in such Section. Furthermore, the Committee may make adjustments in the payment of the Performance Unit Award and/or the calculation of TSR and/or percentile rank in the event of any unusual or nonrecurring event affecting the Company and/or one or more Peer Group companies, including changes in applicable laws, regulations, or accounting principles and/or a corporate event or transaction (including, but not limited to, a change in capitalization) such as a merger, consolidation, reorganization, recapitalization, separation, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of such company, combination of securities, exchange of securities, stock dividend, dividend in kind, or other like change in capital structure or distribution to stockholders of such company (other than Dividends), or any similar corporate event or transaction, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended by the Company to be made available to the Employee under this Agreement. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on the Employee under the Plan.

5. Restrictions / Rights of Company and Employee.

(a) Vesting of Performance Unit Award. The Employee shall become 100% vested in the Performance Unit Award at the close of business on the Performance Period End Date, subject to the other terms and conditions of this Agreement, including this Section 5.

(b) Forfeiture Rights of the Company Upon Termination. Except as set forth below in this Section 5(b), the Employee shall be eligible for payment of the Performance Units granted under this Agreement only if the Employee's employment with the Company continues through the close of business on the Performance Period End Date. Subject to the further provisions of this Agreement, and except as otherwise provided in Section 5(c) below, if, prior to the Performance Period End Date, the Employee ceases to be a continuing employee of the Company for any cause or reason (including, without limitation, a termination of his or her Employment by the Company with or without cause) other than as a result of the death, Disability or Retirement of the Employee, all of the Performance Units shall automatically be forfeited by the Employee, with no payment to the Employee (the "Forfeiture Event"). (The terms "Employment", "Retirement" and "Disability" are defined in Section 6 below.)

(c) The Death, Disability or Retirement of the Employee. In the event that the Employee dies, an event of Disability takes place or the Retirement of the Employee occurs prior to the Performance Period End Date, then at the Performance Period End Date the Employee or his or her beneficiary shall be entitled to that number of Performance Units for which the Employee would have been eligible for payment under Section 7 below if the Employee's Employment had not ended at such time, multiplied by a fraction equal to (i) the Employee's number of full months of Employment during the Performance Period, divided by (ii) to the total number of months in the Performance Period. The form and timing of the payment of such Performance Units shall be as set forth in Section 7 of this Agreement.

(d) Change in Control. In the event that a Change in Control (as defined in the Alpharma Inc. Change in Control Plan, as amended from time to time (the "Change in Control Plan")) occurs, the Performance Unit Award shall be governed by the Change in Control Plan and the provisions of this Section 5 shall become ineffective. For the Employee's reference, a copy of the Change in Control Plan is publicly available as an exhibit to the Company's securities filings, and is also available for review upon request.

6. Definitions. For purposes of this Agreement:

(a) An event of "Disability" shall mean the Employee's termination in good standing from the employ of the Company for reasons of disability under the then-established rules of the Company, consistent with all applicable federal, state and local (including international) laws.

(b) An event of "Retirement" shall mean the Employee's voluntary termination of his or her Employment with the Company under circumstances which would permit the Employee to receive retirement or early retirement benefits under a formal Company-sponsored pension plan or similar arrangement (assuming for the limited purposes of this definition that the Employee meets all of the criteria for participation in such plan or arrangement).

(c) "Employment" shall mean the continuing status of the Employee as a full-time permanent salaried or hourly employee of the Company or another entity so long as that entity is, and at all relevant times continues to be, an affiliate (as that term is defined under the regulations of the United States Securities and Exchange Commission) of the Company. Employment (i) shall include any period of illness or temporary disability during which the Employee continues to receive salary pursuant to the policies of the Company, as in effect from time to time, but (ii) shall not include any period of time during which the Employee is receiving salary continuation, payments in lieu of statutory or other notice, or during a statutory notice period, or other benefits as a result of the termination of Employment or any leave of absence of a duration longer than three (3) months.

7. Form, Timing and Conditions of Payment of Performance Units. Payment of the Performance Units by the Company to the Employee shall be made in cash, within sixty (60) calendar days after the Performance Period End Date, subject to the following:

(a) The Employee shall have no right with respect to any portion of the Performance Unit Award unless and until such award is paid to the Employee.

(b) Payment of the Performance Unit Award shall only be made if the Company's cumulative free cash flow during the Performance Period is at least US$200 million. For purposes of the foregoing, "cumulative free cash flow" shall be based on reported operating cash flow less capital expenditures and dividend payments, and shall exclude certain non-operating items at the sole discretion of the Company. Such $200 million threshold may be adjusted by the Company during the Performance Period to account for any corporate transactions or other events that would have a significant impact on Company finances. The Company's determination of any such threshold adjustment shall be final and binding on the Employee and any other person.

(c) If the Committee (as defined in the Plan) determines, in its sole discretion, that the Employee at any time prior to the payment has willfully engaged in any activity that the Committee determines was or is harmful to the Company, any unpaid award will be forfeited by the Employee.

8. No Liability. Neither the Company nor the Secretary of the Company or his designee (the "Secretary") shall be liable for any act it may do or omit to do with respect to administering the award of Performance Units hereunder and while acting in good faith and in the exercise of its judgment.

9. Disputes. It is understood and agreed that should any dispute arise with respect to the Performance Unit Award, the Secretary is authorized and directed to withhold payment or to deliver into court without liability to anyone, evidence of the grant of Performance Units until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Secretary shall be under no duty whatsoever to institute or defend any such proceedings.

10. Prohibition on Transfer. The Employee is specifically made subject to Section 9.7 of the Plan, which sets forth restrictions on the transferability, sale, pledge, assignment, etc. of the Performance Units.

11. Employment. The Company is not by this Agreement obligated to continue the Employee as an employee, consultant or director of the Company or any of its affiliates, and the Company or any affiliate employing the Employee may terminate his or her Employment or otherwise treat him or her without regard to the effect it may have upon him or her under this Agreement. The Company and the Employee understand and agree that any references herein to employment of the Employee by the Company shall include the Employee's Employment or service as an employee of the Company or any affiliate of the Company.

12. Consent. The Employee specifically acknowledges that the Company must use certain personal information of the Employee for the limited purpose of granting and administering the Performance Unit Award to the Employee, including sharing such information with E*Trade or other third party administrators, and that such use may include the transfer of the Employee's personal information across international borders, and the Employee hereby consents to the use of his or her personal information for such purpose.

13. Administration. This Agreement and the Employee's rights hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations and administrative decisions that may be adopted thereunder. The Company may terminate, amend or modify the Plan at any time; provided that no such action shall in any way adversely affect the Employee's rights under this Agreement. For the Employee's reference, a copy of the Plan is available for the Employee's review as part of the E*Trade delivery system, as publicly filed with the Company's securities filings, and with representative Company Human Resources personnel.

14. Notices. Any notice or other communication to be made, served or given to the Company under or pursuant to the terms hereof (a "Notice") shall be in writing and shall be addressed to the Company, in care of the Vice President, Compensation & Benefits, at One Executive Drive, Fort Lee, New Jersey 07024 USA, and any notice to be given to the Employee shall be in writing and addressed to the Employee's address maintained from time to time in the employment records of the Company or any affiliate, or at such other address as either party may hereafter designate in writing to the other. Such Notice shall be sent by personal delivery or by registered or certified mail, return receipt requested, postage prepaid, or by a nationally known overnight courier (or internationally known courier if sent from outside of the United States), providing written proof of delivery. Any Notice sent in the manner set forth above shall be deemed to have been given and received upon receipt if personally delivered, two (2) days after it has been delivered to a nationally (internationally) known overnight courier, and three (3) days after it has been deposited in the United States mail (or other non-United States government-sponsored mail system) if sent by mail. If a Notice is delivered otherwise than as set forth above, it shall be deemed to have been given when received. The substance of any Notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed.

15. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Employee and may not be assigned by him or her without the prior written consent of the Company. Any attempted assignment in violation of this Section 15 shall be null and void.

16. Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with the terms of Section 20.5 of the Plan providing for use of the internal laws of the State of New Jersey in the United States; provided, however, that, insofar as the Company is incorporated under the laws of the State of Delaware in the United States, the General Corporate Law of the State of Delaware (or any successor statute) shall govern those matters that apply to the internal governance of the Company. Furthermore, the Employee hereby irrevocably submits to the co-exclusive jurisdiction of (i) the Superior Court of New Jersey, and (ii) the United States District Court for the District of New Jersey, to resolve any and all issues that may arise out of or relate to this Agreement. THE SECURITIES ISSUED HEREUNDER SHALL BE GOVERNED BY AND IN ACCORDANCE WITH THE CORPORATE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE NON-UNITED STATES LAWS. Each of the parties hereto further agrees that service of any process, summons, notice or documents by United States registered mail, return receipt requested, or internationally-known courier, in accordance with the provisions of Section 14 above, shall be effective service of process for any action, suit or proceeding in New Jersey.

17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law that renders any provisions hereof prohibited or unenforceable in any respect.

18. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement or incorporated herein by reference shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

19. Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may not be modified, amended, renewed, or terminated, nor may any term, condition or breach of any term or condition be waived, except by a writing signed by the Company and the Employee. Any waiver of any term, condition or breach hereof shall not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

20. Acceptance. By accepting this Agreement through the E*Trade system (as described in Section 1(b) above), the Employee is accepting the Performance Unit Award as set forth in this Agreement and agreeing to the terms and conditions hereof, including all provisions of the Plan. The Employee is further acknowledging that a copy of the Plan is available for the Employee's review as part of the E*Trade delivery system, as publicly filed with the Company's securities filings, and with representative Human Resources personnel.

End of Agreement